EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dual-dated July 19, 2024 and August 22, 2024, relating to the consolidated financial statements of Singlepoint, Inc. (the “Company”) as of and for the years ended December 31, 2023 and 2022 in the Company's Preliminary Offering Circular dated October 15, 2024 on Form 1-A, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in the Annual Report on Form 10-K/A of the Company for the year ended December 31, 2023.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

October 15, 2024